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                                                      EXHIBIT 15




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our report dated July 22, 2002, on our reviews of interim consolidated financial information of 3M Company and Subsidiaries (the Company) for the three-month and six-month periods ended June 30, 2002 and 2001, and included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in the Company's registration statements on Form S-8 (Registration Nos. 33-14791, 33-49842, 33-58767, 333-26957, 333-30689, 333-30691, 333-44760, 333-44692 and 333-
73192), Form S-3 (Registration Nos. 33-48089, 333-42660 and 333-48922), and
Form S-4 (Registration No. 333-49830).





/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP




Minneapolis, Minnesota
August 12, 2002